UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported):  March 30, 2016

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2016, John F. Cozzi advised ITT Educational Services, Inc. (the “Company”) that he will not stand for re-election as a director at the Company’s 2016 Annual Meeting of Shareholders scheduled to be held on May 17, 2016, at which time Mr. Cozzi’s term as a director will expire.  Mr. Cozzi has served as a director of the Company since 2003.

Mr. Cozzi’s decision not to stand for re-election was not the result of any disagreement with the Company, its management or the Board of Directors.  Instead, Mr. Cozzi made his decision due to his time management commitments to other organizations, including his role as Partner of AEA Investments LP and service on other boards.  “I am proud of my work and time with the Company,” Mr. Cozzi stated.  “While it is undoubtedly true that the proprietary, post-secondary educational sector is under unprecedented pressure, the Company has accomplished a great deal in weathering the storm while putting the interests of the institutions’ students first,” he continued.  “As the increasing demands of my professional and volunteer commitments have risen sharply, it is with reluctance that I must step back.  I know, however, that I am leaving the Company under outstanding leadership that, above all, focuses on quality, compliance and customer satisfaction,” Mr. Cozzi noted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2016

ITT Educational Services, Inc.

By:  /s/ Ryan L. Roney
       Name: Ryan L. Roney
       Title: Executive Vice President, Chief
Administrative and Legal Officer